UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-09585

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On December 9, 2015, ABIOMED, Inc. (“Abiomed”) entered into a purchase and sale agreement (the “P&S Agreement”) with Thibeault Nominee Trust, a Massachusetts nominee trust (“Thibeault”), to acquire Abiomed’s existing corporate headquarters space located in Danvers, Massachusetts. Pursuant to the P&S Agreement, Abiomed will acquire (i) the real estate commonly known as 18-22 Cherry Hill Drive, located in Danvers, Massachusetts, consisting of approximately 12 acres, together with all buildings, structures, fixtures and other improvements thereon, (ii) service, maintenance, supply and management contracts related to the operation, maintenance or repair of the property, (iii) all licenses, permits, authorizations, certificates of occupancy, warranties, guaranties, development rights and other intangible property owned by Thibeault arising from or used in connection with the ownership, use, operation and maintenance of the property, and (iv) Thibeault’s interest as a landlord in the lease between Abiomed and Thibeault dated as of February 24, 2014 and amended as of April 30, 2015 (collectively, the “Property”). Subject to the terms and conditions of the P&S Agreement, the purchase price of the Property will be $16.5 million. Abiomed has deposited $100,000 into escrow in connection with the pending transaction. The deposit may be retained by Thibeault if applicable closing conditions are satisfied and Abiomed fails to close the transaction. Abiomed expects to close this transaction in January 2016. The P&S Agreement contains representations, warranties and covenants of the parties, closing conditions, termination provisions and other customary provisions.

Other than with respect to the lease between Abiomed and Thibeault, there is no material relationship between Abiomed or any of its affiliates and Thibeault.

The foregoing is a summary description of certain terms in the P&S Agreement and is qualified in its entirety by reference to the full text of the P&S Agreement, which Abiomed intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:	/s/ Stephen C. McEvoy
Stephen C. McEvoy
Vice President and General Counsel

Date: December 15, 2015